Exhibit 99.1

Pier 1 Imports, Inc. Reports 2008 Fiscal Fourth Quarter and 2008 Fiscal Year End Financial Results

FORT WORTH, Texas--(BUSINESS WIRE)--Pier 1 Imports, Inc. (NYSE:PIR):

Highlights:

  Fourth quarter EPS $0.16 per share - first positive earnings in 12 quarters
  Fourth quarter comp store sales gain of 2.5% - first gain in 17 quarters
  Fourth quarter positive EBITDA of $24.9 million
  Fiscal 2008 cost savings of $124.9 million over Fiscal 2007
  Announced sale of headquarters to be completed by June 30, 2008

Fourth Quarter Results

Pier 1 Imports, Inc. today announced net income from continuing operations of $13.7 million or $0.16 per share for the fourth quarter ended March 1, 2008 versus a net loss of $58.7 million or $0.67 per share for the year ago period. In the fourth quarter, the Company generated EBITDA (earnings before interest, taxes, depreciation and amortization) of $24.9 million.

Comparable store sales increased 2.5% for the quarter. Total sales for the fourth fiscal quarter declined 7.8% to $436.7 million from $473.7 million in the year ago quarter. Total sales were negatively impacted by the net closure of 79 stores as well as the additional week that was included in the fourth quarter results in fiscal 2007.

Merchandise margins in the fourth quarter were 48.1% of sales, up from 40.6% in the year ago quarter. Merchandise margins during the quarter were impacted by the winter sale, including the clearance of holiday merchandise. Gross profit margins for the fourth quarter were 31.8% of sales, up from 24.6% in the year ago period, and although the store count was significantly reduced from the year ago period, gross profit dollars improved over $22 million.

Selling, general and administrative expenses for the fourth quarter were $50.2 million less than the year ago period, and were 26.2% of sales compared to 34.8% of sales last year. The primary contributors to the decrease in on-going costs were savings of approximately $13.6 million in payroll, $9.0 million in marketing expense and $11.9 million in other general administrative costs when compared to the same period last year.

Additionally, during the fourth quarter, selling, general and administrative expenses included a decrease of $15.7 million in special charges, when compared to the same period last year. Excluding the impact of the charges detailed below, adjusted selling, general and administrative expenses for the fourth quarter declined $34.5 million from the year ago period.

Reconciled Selling, General and Administrative Expenses

($millions)	4th Qtr FY08	4th Qtr FY07	4th Qtr (Savings)
SG&A Expense, less:	$114.6	$164.8	($50.2)
Lease Termination Charges	(0.6)	1.1	(1.7)
Impairment Charges	0.9	6.5	(5.6)
Gain on Disposal of Fixed Assets	(1.0)	-	(1.0)
Retirement Plan Settlement and Curtailment	0.6	6.8	(6.2)
Severance / Outplacement /New CEO	0.3	1.5	(1.2)
Adjusted SG&A Expense	$114.4	$148.9	($34.5)

Fiscal Year 2008 Results

For the fiscal year, total sales declined 6.9% to $1.5 billion, down from $1.6 billion in fiscal 2007. Additionally, the Company reported a net loss from continuing operations of $96.0 million, or $1.09 per share. During the fiscal year, the Company improved EBITDA by $127.4 million over fiscal 2007. Fiscal 2008 reported EBITDA includes special charges of $21.1 million which are outlined below.

For the year, selling, general and administrative expenses declined $161.1 million when compared to fiscal 2007. Expense savings included $53.4 million in marketing, $46.5 million in payroll, $25.0 million in other general and administrative costs, and $36.2 million reduction in special charges outlined below. Management expects to continue to realize these on-going savings and on an annualized basis expects these savings to total $160 million during Fiscal 2009 when compared to Fiscal 2007.

Reconciled Selling, General and Administrative Expenses

($millions)	YTD FY08	YTD FY07	YTD (Savings)
SG&A Expense, less:	$487.9	$649.0	($161.1)
Lease Termination Charges	10.4	4.0	6.4
Impairment Charges	5.0	36.4	(31.4)
Litigation Settlements	-	4.8	(4.8)
Loss (Gain) on Disposal of Fixed Assets	(2.1)	.2	(2.3)
Credit Card Contract Termination	-	2.4	(2.4)
Retirement Plan Settlement and Curtailment	1.8	6.8	(5.0)
Severance / Outplacement /New CEO	6.0	2.7	3.3
Adjusted SG&A Expense	$466.8	$591.7	($124.9)

Sale of Headquarters Facility

Last week, the Company announced the sale of its corporate headquarters facility to Chesapeake Energy Corporation. As part of the transaction, the Company will lease approximately 250,000 square feet for an initial term of seven years, with an option to extend for a period of three years, and a right to terminate the lease after five years. While the terms of the lease have not been disclosed, it is anticipated that the net result of the transaction will have a positive impact on earnings per share. The transaction is expected to close no later than June 30, 2008.

Return to Profitability and Beyond

Alex W. Smith, the Company’s President and Chief Executive Officer, said, “To see our customers respond so enthusiastically to our merchandise and in-store experience during the fourth quarter was very energizing for all of us at Pier 1 Imports. We have confidence that if we concentrate on developing powerful assortments that speak to our customer base and further enhance our customer service and in-store presentation, that we will continue making progress in returning our Company to profitability and beyond. I look forward to discussing our opportunities for Fiscal 2009 later this morning on our conference call.”

Conference Call Information

The Company will host a conference call to discuss the 2008 fourth quarter and year end results at 10:00 a.m. Central Time today. A web cast is available on the Company’s website at www.pier1.com by linking through to the “Investor Relations” page and the “Events” page, or you can dial into the conference at 1-800-498-7872 or if international dial 1-706-643-0435 and the conference ID number is 39209770. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side analysts and buy-side investors.

The replay will be available at about 12:00 p.m. (Central) for 24 hours and replay access can be dialed at 1-800-642-1687 or if international dial 1-706-645-9291 and reference the conference ID number 39209770.

Financial Disclosure Advisory

This release references non-GAAP selling, general and administrative expense information that excludes 1) lease termination charges, 2) impairment charges, 3) charges for litigation settlements, 4) credit card contract termination charges, 5) retirement plan settlement and curtailment charges, and 5) severance, outplacement and costs related to hiring a new CEO, as reconciled above. This release also includes references to EBITDA, which is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization expense, and is reconciled to net income below.

($millions)	4th Qtr FY08	YTD FY08	YTD FY07
Net Income (Loss), plus	$13.7	($96.0)	($227.6)
Tax Expense (Benefit)	.3	2.6	(1.1)
Net Interest Expense	2.5	7.2	3.7
Depreciation and Amortization Expense	8.4	39.8	51.2
EBITDA	$24.9	($46.4)	($173.8)

The Company believes that the non-GAAP financial measures included in this press release allow management and investors to understand and compare the Company’s operating results in a more consistent manner for the fourth quarter and fiscal year 2008. These non-GAAP measures should be considered supplemental and not a substitute for the Company’s financial results that were recorded in accordance with generally accepted accounting principles for the periods presented.

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s annual report filed on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer and is North America’s largest specialty retailer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	March 1,	March 3,	March 1,	March 3,
	2008	2007	2008	2007

Net sales	$436,710	$473,712	$1,511,832	$1,623,216

Operating costs and expenses:
Cost of sales (including buying and store occupancy costs)	297,755	357,085	1,072,280	1,149,257
Selling, general and administrative expenses	114,619	164,835	487,898	649,005
Depreciation and amortization	8,443	11,846	39,792	51,184
	420,817	533,766	1,599,970	1,849,446

Operating income (loss)	15,893	(60,054)	(88,138)	(226,230)

Nonoperating (income) and expenses:
Interest and investment income	(1,683)	(5,801)	(8,677)	(12,456)
Interest expense	4,200	5,003	15,916	16,116
Other income	(633)	(290)	(1,960)	(1,767)
	1,884	(1,088)	5,279	1,893

Income (loss) from continuing operations before income taxes	14,009	(58,966)	(93,417)	(228,123)
Income tax expense (benefit)	271	(270)	2,594	(885)
Income (loss) from continuing operations	13,738	(58,696)	(96,011)	(227,238)

Discontinued operations:
Loss from discontinued operations before income taxes	-	-	-	(638)
Income tax benefit	-	-	-	(231)
Loss from discontinued operations	-	-	-	(407)

Net income (loss)	$13,738	$(58,696)	$(96,011)	$(227,645)

Earnings (loss) per share from continuing operations:
Basic	$0.16	($0.67)	($1.09)	($2.59)
Diluted	$0.16	($0.67)	($1.09)	($2.59)

Loss per share from discontinued operations:
Basic and diluted	-	-	-	($0.01)

Earnings (loss) per share:
Basic	$0.16	($0.67)	($1.09)	($2.60)
Diluted	$0.16	($0.67)	($1.09)	($2.60)

Average shares outstanding during period:
Basic	88,358	87,654	88,083	87,395
Diluted	88,404	87,654	88,083	87,395

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except per share amounts)
(unaudited)

	March 1,	March 3,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments of $87,837 and $160,721, respectively	$93,433	$167,178
Accounts receivable, net	23,121	21,437
Inventories	411,709	360,063
Income tax receivable	13,632	34,966
Office building held for sale	80,539	85,187
Prepaid expenses and other current assets	41,445	50,324
Total current assets	663,879	719,155

Properties, net	114,952	154,361
Other noncurrent assets	43,073	42,954
	$821,904	$916,470

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$106,084	$95,609
Gift cards and other deferred revenue	63,101	66,130
Accrued income taxes payable	5,000	3,305
Other accrued liabilities	101,817	119,541
Total current liabilities	276,002	284,585

Long-term debt	184,000	184,000
Other noncurrent liabilities	94,158	86,768

Shareholders' equity:
Common stock, $1.00 par, 500,000,000 shares authorized, 100,779,000 issued	100,779	100,779
Paid-in capital	126,795	130,416
Retained earnings	236,094	337,178
Cumulative other comprehensive income	373	2,408
Less -- 12,172,000 and 12,981,000 common shares in treasury, at cost, respectively	(196,297)	(209,664)
	267,744	361,117
	$821,904	$916,470

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	March 1,	March 3,	February 25,
	2008	2007	2006

Cash flow from operating activities:
Net loss	$(96,011)	$(227,645)	$(39,804)
Adjustments to reconcile to net cash used in operating activities:
Depreciation and amortization	53,608	63,496	78,781
(Gain) loss on disposal of fixed assets	(2,137)	187	1,781
Loss on impairment of fixed assets and long-lived assets	5,030	36,369	6,024
Write-down of assets held for sale	-	-	7,441
Stock-based compensation expense	5,837	5,464	636
Deferred compensation	4,157	16,915	10,766
Lease termination expense	10,440	4,003	4,176
Deferred income taxes	-	24,576	(14,496)
Other	639	(3,121)	236
Changes in cash from:
Sale of receivables in exchange for beneficial interest in securitized receivables	-	(15,914)	(74,550)
Purchase of proprietary credit card receivables and other	-	(97,740)	-
Proceeds from the sale of proprietary credit card operations	-	144,622	-
Inventories	(51,646)	9,757	882
Other accounts receivable, prepaid expenses and other current assets	(8,776)	(14,428)	(22,778)
Income tax receivable	25,616	(16,955)	(18,011)
Accounts payable and accrued expenses	(24,447)	(5,388)	7,369
Income taxes payable	2,765	(1,595)	(6,966)
Defined benefit plan liabilities	(6,351)	(25,495)	-
Other noncurrent assets	2,457	566	(2,558)
Other noncurrent liabilities	(4,255)	(2,579)	(3,226)
Net cash used in operating activities	(83,074)	(104,905)	(64,297)

Cash flow from investing activities:
Capital expenditures	(7,153)	(28,600)	(50,979)
Proceeds from disposition of properties	5,674	173	1,401
Proceeds from sale of discontinued operation (net of $3,397 cash included in sale of discontinued operation)	-	11,601	-
Proceeds from sale of Pier 1 National Bank (net of $2,208 cash included in sale of Pier 1 National Bank)	-	10,754	-
Proceeds from sale of restricted investments	6,986	25,707	3,226
Purchase of restricted investments	(589)	(9,712)	(3,500)
Collection of note receivable	1,500	-	-
Collections of principal on beneficial interest in securitized receivables	-	21,907	60,240
Net cash provided by investing activities	6,418	31,830	10,388

Cash flow from financing activities:
Cash dividends	-	(17,398)	(34,667)
Purchases of treasury stock	-	-	(4,047)
Proceeds from stock options exercised, stock purchase plan and other, net	3,909	4,719	7,641
Issuance of long-term debt	-	-	165,000
Notes payable borrowings	-	69,000	86,500
Repayment of notes payable	-	(69,000)	(86,500)
Debt issuance costs	(998)	(283)	(6,739)
Purchase of call option	-	-	(9,145)
Net cash provided by (used in) financing activities	2,911	(12,962)	118,043

Change in cash and cash equivalents	(73,745)	(86,037)	64,134
Cash and cash equivalents at beginning of period (including cash at discontinued operation of $0, $7,100, and $3,359, respectively)	167,178	253,215	189,081
Cash and cash equivalents at end of period (including cash at discontinued operation of $0, $0, and $7,100, respectively)	$93,433	$167,178	$253,215

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400